Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form Form S-1/Amendment 12 of our report dated June 18, 2010, relating to the financial statements of GreenChoice International, Inc. which appears in such Prospectus. We also consent to the reference to us under the heading Interests Of Named Experts And Counsel.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

February 23, 2011

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370

Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants